CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 39 to the Registration Statement on Form N-4 (No. 333-162673) (the “Registration Statement”) of our report dated March 20, 2023, except for the change in the manner in which Pruco Life Insurance Company accounts for long-duration insurance contracts discussed in Note 2 to the consolidated financial statements and the Adoption of the New Accounting Standard for LDTI Critical Audit Matter, as to which the date is July 14, 2023 relating to the consolidated financial statements of Pruco Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 4, 2023 relating to the financial statements of each of the subaccounts of Pruco Life Flexible Premium Variable Annuity Account indicated in our report.

/s/ PricewaterhouseCoopers LLP
New York, New York
December 20, 2023